Exhibit 10.3

IGIA, Inc.

MANAGEMENT RETENTION AGREEMENT

This Management Retention Agreement (the “Agreement”) is made and entered into effective as of December 20, 2006 (the “Effective Date”), by and between Avi Sivan (the “Executive”) and IGIA, Inc. (the “Company”).

RECITALS

WHEREAS, Executive previously entered into a Employment Agreement with Tactica International, Inc., a wholly-owned subsidiary of the Company (the “Employment Agreement”);

WHEREAS, Executive agrees to enter into this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, Company and the Executive agree as follows:

1. Stock Grant. Executive will be issued the requisite number of shares of Company common stock having an aggregate market value of $20,000 as of the close of each calendar quarter end (the “Retention Shares”), provided that the Executive has continued service to the Company for the quarter then ended, unless service is interrupted by disability or retirement. The Retention Shares will be issued and registered through Company filings under Form
S-8.

2. Annual Incentive. Nothing herein shall prevent the Executive from earning any other incentive payments such Executive would otherwise be eligible for under any other agreement or plan.

3. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection or which become bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

4. Notices.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its secretary.

(b) Notice of Termination. Any termination by the Company for cause or by Executive as a result of a voluntary resignation, involuntary termination or retirement shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of involuntary termination shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

5. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Integration. This Agreement, the Employment Agreement and any outstanding stock option agreements, restricted stock purchase agreements and loan agreements represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of New York

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY: IGIA, Inc.

/S/ Prem Ramchandani
Name: Prem Ramchandani
Title: Chief Executive Officer

EXECUTIVE:

/S/ Avi Sivan
Name: Avi Sivan
Title: President